Exhibit 99.1

FOR IMMEDIATE RELEASE

CatchMark Reports Third Quarter 2019 Results, Declares Dividend

ATLANTA — October 31, 2019 — Driven by higher harvest volumes, increased pulpwood pricing in the U.S. South and fees from its Investment Management business, CatchMark Timber Trust, Inc. (NYSE: CTT) today reported strong year-over-year results for the three-month period ended September 30, 2019 - including solid increases in total revenues, timber sales, and asset management fee revenue; a substantially lower net loss; and significantly higher Adjusted EBITDA.
CatchMark also declared a quarterly cash dividend of $0.135 per share for its common stockholders of record on November 26, 2019, payable on December 13, 2019.
Results Overview
In the third quarter 2019, CatchMark:

•	Increased total revenues by 7% to $26.4 million, compared to $24.6 million in the third quarter 2018.

•	Reduced net loss by 74% to $20.6 million, compared to $78.9 million in the third quarter 2018, primarily due to a $51.0 million decrease in losses allocated from the Triple T joint venture.

•
Increased Adjusted EBITDA by 44% to $16.5 million, compared to $11.5 million in the third quarter 2018. Harvest EBITDA increased by 23% to $9.4 million from $7.6 million and Investment Management EBITDA increased by 166% to $7.3 million from $2.7 million, primarily from Adjusted EBITDA generated by the Dawsonville Bluffs joint venture.

•	Increased harvest volumes to more than 634,000 tons, a 28% increase compared to second quarter 2019 and a 19% increase compared to third quarter 2018.

•	Increased timber sales by 18% to $19.7 million, compared to $16.7 million in the third quarter 2018.

•
Completed a $19.9 million large disposition of 10,800 acres, recognizing a gain of $7.2 million and paying down debt by $14.8 million with a portion of the proceeds. Overall, the company paid down a total of $20.1 million in debt during the quarter from recent large dispositions.

•	Sold approximately 1,100 acres of timberlands for $2.3 million, compared to 1,900 acres for $3.8 million during third quarter 2018.

•	Increased asset management fee revenue by 27% to $3.4 million, including earning an incentive-based promote from the Dawsonville Bluffs joint venture for exceeding investment hurdles.

Exhibit 99.1

•
Received $3.8 million in cash distributions from Dawsonville Bluffs, on completing the disposition of substantially all of its remaining 4,400 acres of timberland for $8.7 million. Since inception in April 2017 through September 30, 2019, CatchMark had received $13.3 million in cash distributions from its $10.5 million investment in the joint venture.

•	Paid a dividend of $0.135 per share to stockholders on September 13, 2019.
Year-Over-Year Increases
Jerry Barag, CatchMark's Chief Executive Officer, said: “In meeting our business plan, third quarter registered across-the-board, year-over-year increases on revenues, harvest volumes, timber sales, and pulpwood pricing. In addition, our timber sales pricing continued to beat market averages. We also met targets for the Investment Management business related to Dawsonville Bluffs, which has now sold all of its timberland, as well as the ongoing Triple T Joint Venture.
“CatchMark‘s superior mill market locations, supply agreements and delivered wood sales strategy helped continue to drive these excellent operating results and, in particular, the pricing premiums achieved over Timber-Mart South averages. During the quarter, we also stepped up activity in the Pacific Northwest as planned, harvesting 24,000 tons, comprising 86% sawtimber, from last year’s Bandon acquisition. We anticipate harvesting increased volumes from our Pacific Northwest timberlands going forward as compared to full-year 2019 and continuing to improve our overall sawtimber harvest mix.
“Our Investment Management business has continued to boost revenue growth, producing predictable and stable cash flow from timberland properties equal in quality to those in our wholly-owned portfolio. This certainly is the case with the Triple T joint venture, which has provided significant asset management fees. In addition, the Dawsonville Bluffs joint venture has provided strong investment returns and asset management fees over its term as well as realizing additional incentive-based promotes for CatchMark.”
Barag added: “Looking ahead, timberland sales remain on course to meet guidance of $16 million to $18 million in sales for full-year 2019. We also remain on track to meet our full-year harvest target of between 2.2 million and 2.4 million tons.”
Capital Position
During the three months ended September 30, 2019, CatchMark paid down $20.1 million of its outstanding balance on the multi-draw term facility, using proceeds from recent large dispositions. These transactions included a $19.9 million sale of 10,800 wholly-owned acres in Georgia and Alabama during the quarter, recognizing a $7.2 million gain. As of September 30, 2019, a total of $185.1 million remained available under CatchMark's credit facilities - $150.1 million under the multi-draw term facility and $35.0 million under the revolving credit facility. Net debt to Adjusted EBITDA decreased to 8.6x as of September 30, 2019 from 10.1x as of June 30, 2019, reflecting the full-year impact of asset management fee revenues earned from Triple T and the pay down of debt.

Exhibit 99.1

CatchMark President and Chief Financial Officer Brian Davis said: “We continue to explore capital recycling opportunities and remain on course to reach net debt to Adjusted EBITDA ratio below 8.0x by year-end. After quarter-end, we continued to execute on our active interest rate management strategy by entering into hedging transactions to blend and extend existing swaps to lower our already favorable borrowing costs and extend the average life of our fixed-rate debt. After these transactions, we have fixed interest rates on $275.0 million of our outstanding debt for an average term of nine years at a weighted-average rate of 2.17%, before the applicable spread and expected patronage refunds, as compared to an average term of four years at 2.44% under our previous swaps.”
Share Repurchases
Under CatchMark's $30 million share repurchase program, the company repurchased approximately 57,600 shares of its common stock for approximately $594,000 in open market transactions during the third quarter. Year-to-date, the company has repurchased approximately 329,000 shares for $3.0 million under its share repurchase program. As of September 30, 2019, CatchMark may repurchase up to an additional $15.7 million under the program.
Results for Three Months Ended September 30, 2019
CatchMark's revenues for the three months ended September 30, 2019 were $26.4 million, $1.8 million higher than the three months ended September 30, 2018 primarily as a result of a $3.0 million increase in timber sales revenue and a $0.7 million increase in asset management fee revenue, offset by a $1.6 million decrease in timberland sales revenue from fewer acres sold. Timber sales revenue increased by $3.0 million, or 18%, primarily due to a 19% increase in harvest volume, a higher sawtimber mix and a 3% increase in pulpwood pricing in the U.S. South, offset by a 15% decrease in delivered sales as a percentage of total volume. Harvest volume in the U.S. South was higher than third quarter 2018 from harvest deferrals in the prior year quarter in anticipation of a better pricing environment, which was realized in subsequent periods. Delivered sales mix decreased from prior year quarter primarily as a result of capitalizing on advantageous stumpage and lump sum transactions. A 24,000-ton harvest from the Bandon property in the Pacific Northwest contributed $1.8 million to timber sales revenue.

	Three Months Ended September 30, 2018	Changes attributable to:		Three Months Ended September 30, 2019
(in thousands)		Price/Mix	Volume (3)
Timber sales (1)
Pulpwood	$9,359	$353	$44	$9,756
Sawtimber (2)	7,383	688	1,879	9,950
	$16,742	$1,041	$1,923	$19,706

(1)	Timber sales are presented on a gross basis. Timber sales revenue from delivered sales includes logging and hauling costs that customers pay for deliveries.

(2)	Includes chip-n-saw and sawtimber.

(3)	Changes in timber sales revenue related to properties acquired or disposed within the last 12 months are attributed to volume changes.

Exhibit 99.1

Net loss decreased to $20.6 million for the three months ended September 30, 2019 from $78.9 million for the three months ended September 30, 2018 primarily due to a $51.0 million decrease in losses allocated from the Triple T joint venture under the HLBV method and a $7.2 million gain recognized on large dispositions.
Results for the Nine Months Ended September 30, 2019
Revenues for the nine months ended September 30, 2019 were $77.6 million, $2.7 million higher than the nine months ended September 30, 2018 as a result of a $6.4 million increase in asset management fee revenue primarily earned from the Triple T joint venture, offset by a $2.3 million decrease in timberland sales revenue from fewer acres sold, a $0.7 million decrease in other revenue and a $0.6 million decrease in timber sales. Timber sales revenue decreased due to a 3% decrease in harvest volume mitigated by 3% increases in both pulpwood and sawtimber stumpage prices in the U.S. South. Harvest volume in the U.S. South decreased by 6% as a result of previous wet weather and mill outages, as anticipated in the 2019 harvest plan. In the Pacific Northwest, we harvested 43,000 tons from the Bandon property, which contributed $3.5 million to gross timber sales revenue.

	Nine Months Ended September 30, 2018	Changes attributable to:		Nine Months Ended September 30, 2019
(in thousands)		Price/Mix	Volume (3)
Timber sales (1)
Pulpwood	$29,294	$853	$(3,419)	$26,728
Sawtimber (2)	23,846	196	1,760	25,802
	$53,140	$1,049	$(1,659)	$52,530

(1)	Timber sales are presented on a gross basis. Timber sales revenue from delivered sales includes logging and hauling costs that customers pay for deliveries.

(2)	Includes chip-n-saw and sawtimber.

(3)	Changes in timber sales revenue related to properties acquired or disposed within the last 12 months are attributed to volume changes.

Net loss decreased to $81.5 million for the nine months ended September 30, 2019 from $83.8 million for the nine months ended September 30, 2018 primarily due to recognizing an $8.0 million gain from large dispositions, a $2.7 million increase in revenues and a $1.1 million decrease in expenses, offset by a $2.7 million increase in interest expense and a $6.8 million increase in loss from unconsolidated joint ventures.
Adjusted EBITDA
The discussion below is intended to enhance the reader's understanding of our operating performance and ability to satisfy lender requirements. EBITDA is a non-GAAP financial measure of operating performance. EBITDA is defined by the SEC as earnings before interest, taxes, depreciation and amortization; however, we have excluded certain other expenses which we believe are not indicative of the ongoing operating results of our timberland portfolio, and we refer to this measure as Adjusted EBITDA (see the reconciliation table below). As such, our Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Due to the significant amount of timber assets subject to depletion, significant income

Exhibit 99.1

(loss) from unconsolidated joint ventures based on hypothetical-liquidation-at-book-value (HLBV) and the significant amount of financing subject to interest and amortization expense, management considers Adjusted EBITDA to be an important measure of our financial performance. HLBV accounting is a method of determining an investor's equity in earnings of an unconsolidated joint venture based on a hypothetical liquidation of the underlying joint venture at book value as of the reporting date. The HLBV method is commonly applied to equity investments in real estate, where cash distribution percentages vary at different points in time and are not directly linked to an investor's ownership percentage. By providing this non-GAAP financial measure, together with the reconciliation below, we believe we are enhancing investors' understanding of our business and our ongoing results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA is a supplemental measure of operating performance that does not represent and should not be considered in isolation or as an alternative to, or substitute for net income, cash from operations, or other financial statement data presented in accordance with GAAP in our consolidated financial statements as indicators of our operating performance. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of the limitations are:

•	Adjusted EBITDA does not reflect our capital expenditures, or our future requirements for capital expenditures;

•	Adjusted EBITDA does not reflect changes in, or our interest expense or the cash requirements necessary to service interest or principal payments on, our debt;

•	Although depletion is a non-cash charge, we will incur expenses to replace the timber being depleted in the future, and Adjusted EBITDA does not reflect all cash requirements for such expenses; and

•
Although HLBV income and losses are primarily hypothetical and non-cash in nature, Adjusted EBITDA does not reflect cash income or losses from unconsolidated joint ventures for which the HLBV method of accounting is used to determine equity in earnings.

Due to these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. Our credit agreement contains a minimum debt service coverage ratio based, in part, on Adjusted EBITDA since this measure is representative of adjusted income available for interest payments. We further believe that our presentation of this non-GAAP financial measurement provides information that is useful to analysts and investors because they are important indicators of the strength of our operations and the performance of our business.
For the three months ended September 30, 2019, Adjusted EBITDA was $16.5 million, a $5.1 million increase from the three months ended September 30, 2018, primarily due to a $3.8 million increase in Adjusted EBITDA generated by the Dawsonville Bluffs joint venture, a $2.3 million increase in net timber sales and

Exhibit 99.1

a $0.7 million increase in asset management fee revenue, offset by a $1.5 million decrease in net timberland sales.
For the nine months ended September 30, 2019, Adjusted EBITDA was $41.8 million, a $1.4 million increase from the nine months ended September 30, 2018, primarily due to a $6.4 million increase in asset management fee revenue, offset by a $2.2 million decrease in net timberland sales, a $2.1 million decrease in Adjusted EBITDA generated by the Dawsonville Bluffs joint venture and a $0.7 million decrease in other revenue.
Our reconciliation of net loss to Adjusted EBITDA for the three months and nine months ended September 30, 2019 and 2018 follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2019	2018	2019	2018
Net loss	$(20,557)	$(78,899)	$(81,517)	$(83,789)
Add:
Depletion	8,235	6,224	19,533	19,884
Basis of timberland sold, lease terminations and other (1)	1,854	2,983	10,329	10,771
Amortization (2)	299	493	986	2,532
Depletion, amortization, and basis of timberland and mitigation credits sold included in loss from unconsolidated joint venture (3)	3,152	39	3,547	3,885
HLBV loss from unconsolidated joint venture (4)	25,712	76,755	81,800	76,755
Stock-based compensation expense	803	610	1,952	2,171
Interest expense (2)	4,220	3,883	12,987	8,754
Gain on large dispositions (5)	(7,197)	—	(7,961)	—
Other (6)	1	(632)	115	(597)
Adjusted EBITDA	$16,522	$11,456	$41,771	$40,366

(1)	Includes non-cash basis of timber and timberland assets written-off related to timberland sold, terminations of timberland leases and casualty losses.

(2)
For the purpose of the above reconciliation, amortization includes amortization of deferred financing costs, amortization of operating lease assets and liabilities, amortization of intangible lease assets, and amortization of mainline road costs, which are included in either interest expense, land rent expense, or other operating expenses in the consolidated statements of operations.

(3)	Reflects our share of depletion, amortization, and basis of timberland and mitigation credits sold of the unconsolidated Dawsonville Bluffs joint venture.

(4)	Reflects HLBV (income) losses from the Triple T joint venture, which is determined based on a hypothetical liquidation of the underlying joint venture at book value as of the reporting date.

(5)
Large dispositions are sales of large blocks of timberland properties in one or several transactions with the objective to generate proceeds to fund capital allocation priorities. Large dispositions are typically larger transactions in acreage and gross sales price than recurring HBU sales and are not part of core operations, are infrequent in nature and would cause material variances in comparative results if not reported separately. Large dispositions may or may not have a higher or better use than timber production or result in a price premium above the land’s timber production value.

(6)
Includes certain cash expenses paid, or reimbursement received, that management believes do not directly reflect the core business operations of our timberland portfolio on an on-going basis, including costs required to be expensed by GAAP related to acquisitions, transactions, joint ventures or new business initiatives.

Conference Call
The company will host a conference call and live webcast at 10 a.m. ET on Friday, November 1, 2019 to discuss these results. Investors may listen to the conference call by dialing 1-888-347-1165 for U.S/Canada and 1-412-902-4276 for international callers. Participants should ask to be joined into the CatchMark call.

Exhibit 99.1

Access to the live webcast will be available at www.catchmark.com. A replay of this webcast will be archived on the company's website shortly after the call.
About CatchMark
CatchMark (NYSE: CTT) seeks to deliver consistent and growing per share cash flow from disciplined acquisitions and superior management of prime timberlands located in high demand U.S. mill markets. Concentrating on maximizing cash flows throughout business cycles, the company strategically harvests its high-quality timberlands to produce durable revenue growth and takes advantage of proximate mill markets, which provide a reliable outlet for merchantable inventory. Headquartered in Atlanta and focused exclusively on timberland ownership and management, CatchMark began operations in 2007 and owns interests in 1.5 million acres* of timberlands located in Alabama, Florida, Georgia, North Carolina, Oregon, South Carolina, Tennessee and Texas. For more information, visit www.catchmark.com.
* As of September 30, 2019

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. Forward-looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements in this report include that we anticipate harvesting increased volumes in the Pacific Northwest, that we remain on track to meet our timberland sales and harvest volume targets for 2019, that we remain on course to reach a net debt to Adjusted EBITDA ratio below 8.0x by year end; that our disciplined acquisitions of the highest quality timberlands will produce durable revenue growth; that our locations in high-demand mill markets will provide reliable outlets for available merchantable inventory at favorable pricing; and that our superior management seeks to maximize cash flow throughout the business cycle. Risks and uncertainties that could cause our actual results to differ from these forward-looking statements include, but are not limited to,  (i) we may not generate the harvest volumes from our timberlands that we currently anticipate; (ii) the demand for our timber may not increase at the rate we currently anticipate or at all due to changes in general economic and business conditions in the geographic regions where our timberlands are located; (iii) the cyclical nature of the real estate market generally, including fluctuations in demand and valuations, may adversely impact our ability to generate income and cash flow from sales of higher-and-better use properties; (iv) timber prices may not increase at the rate we currently anticipate or could decline, which would negatively impact our revenues; (v) the supply of timberlands available for acquisition that meet our investment criteria may be less than we currently anticipate; (vi) we may be unsuccessful in winning bids for timberland that are sold through an auction process; (vii) we may not be able sell large dispositions of timberland in capital recycling transactions at prices that are attractive to us or at all; (viii) we may not be able to access external sources of capital at attractive rates or at all; (ix) potential increases in interest rates could have a negative impact on our business; (x) our share repurchase program may not be successful in improving stockholder value over the long-term; (xi) our joint venture strategy may not enable us to

Exhibit 99.1

access non-dilutive capital and enhance our ability to make acquisitions; (xii) we may not be successful in effectively managing the Triple T joint venture and the anticipated benefits of the joint venture may not be realized, including that our asset management fee could be deferred or decreased, we may not earn an incentive-based promote and our investment in the joint venture may lose value; and (xiii) the factors described in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and our other filings with the Securities and Exchange Commission. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to update our forward-looking statements, except as required by law.
###
Contacts
Investors:                    Media:
Brian Davis                    Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794                (203) 268-0158
info@catchmark.com                marybeth@millerryanllc.com

Exhibit 99.1

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except for per-share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues:
Timber sales	$19,706	$16,742	$52,530	$53,140
Timberland sales	2,264	3,818	12,578	14,904
Asset management fees	3,436	2,698	9,119	2,759
Other revenues	974	1,319	3,386	4,127
	26,380	24,577	77,613	74,930
Expenses:
Contract logging and hauling costs	8,269	7,613	22,778	24,154
Depletion	8,235	6,224	19,533	19,884
Cost of timberland sales	2,081	3,210	10,562	11,590
Forestry management expenses	1,656	1,370	4,982	4,622
General and administrative expenses	2,984	2,484	9,550	8,602
Land rent expense	125	153	400	490
Other operating expenses	1,341	1,356	4,614	4,197
	24,691	22,410	72,419	73,539

Other income (expense):
Interest income	80	20	142	180
Interest expense	(4,472)	(4,321)	(13,803)	(11,125)
Gain on large dispositions	7,197	—	7,961	—
	2,805	(4,301)	(5,700)	(10,945)

Income (loss) before unconsolidated joint ventures	4,494	(2,134)	(506)	(9,554)
Income (loss) from unconsolidated joint ventures:
Triple T	(25,712)	(76,755)	(81,800)	(76,755)
Dawsonville Bluffs	661	(10)	789	2,520
	(25,051)	(76,765)	(81,011)	(74,235)

Net loss	$(20,557)	$(78,899)	$(81,517)	$(83,789)

Weighted-average shares outstanding - basic and diluted	49,008	49,118	49,049	47,551

Net loss per-share - basic and diluted	$(0.42)	$(1.61)	$(1.66)	$(1.76)

Exhibit 99.1

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except for per-share amounts)

	(Unaudited) September 30, 2019	December 31, 2018
Assets:
Cash and cash equivalents	$17,074	$5,614
Accounts receivable	4,519	7,355
Prepaid expenses and other assets	4,591	7,369
Operating lease right-of-use asset, less accumulated amortization of $209 as of September 30, 2019	3,191	—
Deferred financing costs	266	327
Timber assets:
Timber and timberlands, net	643,663	687,851
Intangible lease assets, less accumulated amortization of $948 and $945 as of September 30, 2019 and December 31, 2018, respectively	9	12
Investments in unconsolidated joint ventures	10,425	96,244
Total assets	$683,738	$804,772

Liabilities:
Accounts payable and accrued expenses	$5,047	$4,936
Operating lease liability	3,302	—
Other liabilities	17,636	5,940
Notes payable and lines of credit, net of deferred financing costs	452,768	472,240
Total liabilities	478,753	483,116

Commitments and Contingencies	—	—

Stockholders’ Equity:
Class A common stock, $0.01 par value; 900,000 shares authorized; 49,007 and 49,127 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	490	492
Additional paid-in capital	729,000	730,416
Accumulated deficit and distributions	(510,488)	(409,260)
Accumulated other comprehensive income (loss)	(14,017)	8
Total stockholders’ equity	204,985	321,656
Total liabilities and stockholders’ equity	$683,738	$804,772

Exhibit 99.1

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Cash Flows from Operating Activities:
Net loss	$(20,557)	$(78,899)	$(81,517)	$(83,789)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion	8,235	6,224	19,533	19,884
Basis of timberland sold, lease terminations and other	1,854	2,983	10,329	10,771
Stock-based compensation expense	803	610	1,952	2,171
Noncash interest expense	252	438	816	2,371
Other amortization	47	54	170	160
Loss from unconsolidated joint ventures	25,051	76,765	81,011	74,235
Operating distributions from unconsolidated joint ventures	661	(10)	789	3,658
Gain on large dispositions	(7,197)	—	(7,961)	—
Changes in assets and liabilities:
Accounts receivable	1,972	(3,055)	2,007	(2,643)
Prepaid expenses and other assets	(420)	3,158	221	(295)
Accounts payable and accrued expenses	47	1,231	138	1,627
Other liabilities	560	(551)	1,025	1,121
Net cash provided by operating activities	11,308	8,948	28,513	29,271

Cash Flows from Investing Activities:
Timberland acquisitions and earnest money paid	—	(57,827)	—	(91,424)
Capital expenditures (excluding timberland acquisitions)	(834)	(704)	(3,031)	(2,821)
Investment in unconsolidated joint ventures	—	(200,000)	—	(200,000)
Distributions from unconsolidated joint ventures	3,172	1,296	4,019	4,858
Net proceeds from large dispositions	19,840	—	25,151	—
Net cash provided by (used in) investing activities	22,178	(257,235)	26,139	(289,387)

Cash Flows from Financing Activities:
Repayments of note payable	(20,064)	—	(20,064)	(69,000)
Proceeds from note payable	—	259,000	—	289,000
Financing costs paid	(15)	(729)	(48)	(832)
Issuance of common stock	—	—	—	72,450
Other offering costs paid	—	(33)	—	(3,623)
Dividends paid to common stockholders	(6,555)	(6,601)	(19,711)	(19,013)
Repurchases of common shares under the share repurchase	(595)	—	(3,004)	—
Repurchase of common shares for minimum tax withholdings	—	(123)	(365)	(1,348)
Net cash provided by (used in) financing activities	(27,229)	251,514	(43,192)	267,634
Net change in cash and cash equivalents	6,257	3,227	11,460	7,518
Cash and cash equivalents, beginning of period	10,817	12,096	5,614	7,805
Cash and cash equivalents, end of period	$17,074	$15,323	$17,074	$15,323

Exhibit 99.1

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
SELECTED DATA (UNAUDITED)

	2019				2018
	Q1	Q2	Q3	YTD	Q1	Q2	Q3	YTD
Timber Sales Volume ('000 tons) (1)
Pulpwood	294	303	373	970	354	342	343	1,039
Sawtimber (2)	188	177	237	602	221	219	185	625
Total	482	480	610	1,572	575	561	528	1,664

Harvest Mix (1)
Pulpwood	61%	63%	61%	62%	62%	61%	65%	62%
Sawtimber (2)	39%	37%	39%	38%	38%	39%	35%	38%

Delivered % as of total volume (1)	79%	74%	64%	72%	83%	80%	78%	81%
Stumpage % as of total volume	21%	26%	36%	28%	17%	20%	22%	19%

Net Timber Sales Price ($ per ton) (1)
Pulpwood	$15	$14	$14	$14	$14	$13	$13	$14
Sawtimber (2)	$24	$24	$24	$24	$23	$24	$24	$24

Timberland Sales
Gross Sales ('000)	$2,090	$8,224	$2,264	$12,578	$4,252	$6,834	$3,818	$14,904
Acres Sold	900	4,000	1,100	6,000	2,200	3,100	1,900	7,200
% of fee acres	0.2%	0.9%	0.2%	1.4%	0.5%	0.7%	0.4%	1.5%
Price per acre	$2,236	$2,072	$2,166	$2,114	$1,955	$2,199	$1,967	$2,063

Direct Timberland Acquisitions, Exclusive of Transaction Costs
Gross Acquisitions ('000)	$—	$—	$—	$—	$—	$—	$89,700	$89,700
Acres Acquired	—	—	—	—	—	—	18,100	18,100
Price per acre ($/acre)	$—	$—	$—	$—	$—	$—	$4,956	$4,956

Joint Ventures' Timberland Acquisitions, Exclusive of Transaction Costs (3)
Gross Acquisitions ('000)	$—	$—	$—	$—	$—	$—	$1,389,500	$1,389,500
Acres Acquired	—	—	—	—	—	—	1,099,800	1,099,800
Price per acre ($/acre)	$—	$—	$—	$—	$—	$—	$1,263	$1,263

Large Dispositions
Gross Sales ('000)	$—	$5,475	$19,920	$25,395	$—	$—	$—	$—
Acres Sold	—	3,600	10,800	14,400	—	—	—	—
Price per acre	$—	$1,500	$1,845	$1,758	$—	$—	$—	$—
Gain on large dispositions ('000)	$—	$764	$7,197	$7,961	$—	$—	$—	$—

Period-end acres ('000)
Fee	432	424	413	413	477	474	490	490
Lease	27	26	26	26	31	30	30	30
Wholly-Owned Total	459	450	439	439	508	504	520	520
Joint Venture Interest (3)	1,100	1,100	1,094	1,094	6	6	1,106	1,106
Total	1,559	1,550	1,533	1,533	514	510	1,626	1,626

Exhibit 99.1

(1)     Excludes approximately 4,800 tons, 14,500 tons and 24,000 tons harvested in the first three quarters of 2019, and approximately 2,100 tons harvested in the third quarter of 2018, respectively, from the Bandon Property in the Pacific Northwest. The Bandon Property was acquired at the end of August 2018. Total volume harvested from the Bandon Property for the nine months ended September 30, 2019 accounted for less than 3% of our total harvest volume.
(2)     Includes chip-n-saw and sawtimber.
(3)     Represents properties owned Triple T Joint Venture in which CatchMark owns a 21.6% equity interest; and Dawsonville Bluffs, LLC, a joint venture in which CatchMark owns a 50% membership interest. CatchMark serves as the manager for both of these joint ventures.

Exhibit 99.1

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
ADJUSTED EBITDA BY SEGMENT (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Timber sales	$19,706	$16,742	$52,530	$53,140
Other revenue	974	1,319	3,386	4,127
(-) Contract logging and hauling costs	(8,269)	(7,613)	(22,778)	(24,154)
(-) Forestry management expenses	(1,656)	(1,370)	(4,982)	(4,622)
(-) Land rent expense	(125)	(153)	(400)	(490)
(-) Other operating expenses	(1,341)	(1,356)	(4,614)	(4,197)
(+) Stock-based compensation	74	23	189	310
(+/-) Other	27	43	604	225
Harvest EBITDA	9,390	7,635	23,935	24,339

Timberland sales	2,264	3,818	12,578	14,904
(-) Cost of timberland sales	(2,081)	(3,210)	(10,562)	(11,590)
(+) Basis of timberland sold	1,853	2,984	9,805	10,674
Real estate EBITDA	2,036	3,592	11,821	13,988

Asset management fees	3,436	2,698	9,119	2,759
Unconsolidated Dawsonville Bluffs joint venture EBITDA	3,814	29	4,336	6,405
Investment management EBITDA	7,250	2,727	13,455	9,164

Total operating EBITDA	18,676	13,954	49,211	47,491

(-) General and administrative expenses	(2,984)	(2,484)	(9,550)	(8,602)
(+) Stock-based compensation	729	587	1,763	1,861
(+) Interest income	80	20	142	180
(+/-) Other	21	(621)	205	(564)
Non-allocated/corporate EBITDA	(2,154)	(2,498)	(7,440)	(7,125)

Adjusted EBITDA	$16,522	$11,456	$41,771	$40,366